UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

May 16, 2006
(Date of earliest event reported)

TEAM FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

KANSAS	000-26335	48-1017164
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071
(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code:  (913) 294-9667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 16, 2006 Team Financial, Inc. (the “Company”) entered into an agreement with McCaffree Financial Corporation and nine other members of a Schedule 13D collective filing group (the “Sellers”) whereby the Company will repurchase 377,200 shares of the Company’s common stock from the Sellers for $6,223,800, or $16.50 per share, no later than June 1, 2006. The repurchase will be funded primarily with borrowings under the Company’s existing line of credit.

Among other conditions set forth in the agreement, the Sellers agree, for a period of ten years, not to own any voting securities of the Company or to take any action to acquire or affect control of the Company or to influence the management, Board of Directors or policies of the Company. The Sellers also agree to assign to the Company the proxy voting rights of their shares, which they held as of the record date for the upcoming annual meeting of shareholders in June, 2006.

In connection with the foregoing agreement, on May 16, 2006, Columbian Bank and Trust Company, an affiliate of McCaffree Financial Corporation, agreed to provide TeamBank, N.A. and/or Colorado National Bank, both of which are wholly-owned subsidiaries of the Company, the opportunity to participate in an aggregate of $50 million of loans originated by Columbian Bank and Trust Company, with a term that extends to at least December 31, 2007. All such loan participations will be purchased with customary terms, and made in the ordinary course of business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC.

Date: May 22, 2006	By:	/s/ Michael L. Gibson
Michael L. Gibson
President of Investments and
Chief Financial Officer